UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

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April 10, 2024 Webinar Q&A

Axel Merk:

I'll pass it on to Darshan and we definitely want to get into some questions about what's happening at ASA right now and maybe Darshan, if you want to tee one of those questions off as the first question.

Darshan Bhavsar:

Yes, thank you Axel. Yeah, so Axel, can you shed some light about the current situation with Saba?

Axel Merk:

Sure. Well, that's a general question, so I'll be glad to take that. So as many of you, and maybe most of you are aware, we have currently a contested proxy, meaning that we have a shareholder meeting on April 26th where the board has asked all the shareholders to vote with management to keep this current board in place as well as to support two of the initiatives. And the context is that Saba Capital Management and known activist investor decided to initiate a proxy fight is rather unfortunate because we asked them numerous times to engage with us and have specific questions and demands, and they did not relay those to the board before they said this board needs to be replaced.

The short of it is that we believe that most of our investors really like what ASA is doing. The mandate of ASA is to invest in gold and precious metals. The mandate is not that we necessarily invest in this junior mining space. We have chosen to invest in this junior mining space because it allows ASA to be differentiated and we believe that if we were quote, unquote index hugging, then you don't need the added cost overhead of what a closed-end fund brings with it. The closed-end fund and ASA in particular is more expensive to manage.

Now, of course, it doesn't mean you couldn't have other strategies, but the reason I mentioned that is that Saba in particular believes in quote, unquote closing the discount. Now on the one hand, discounts are a fact of life in the close-end fund space. On the other hand, of course there is a potential upside, at least in theory, if one were to close a discount and closing the discount means that instead of trading below net asset value, that these shares would trade at par, at net asset value. In the past, the sort of tools that are being used in the industry to try to address the discount, one thing they have in common is that they usually only work short term because over time this discount tends to come back.

There are players in the industry that they, all right, that doesn't matter because if the fund gets too small to be sustainable, you just shut it down. What's different about ASA is it was established in 1958 with a very particular mission to invest in the precious metals fund. Because it was started in 1958, that long ago, it has a few unique features. One of them is that it was founded actually in South Africa and re-incorporated in Bermuda in 2004. And that means that some of the traditional tools, the most obvious one would be to convert it to an open-end structure is almost certainly not going to work. We think the process with the SEC would be outrageously expensive and likely not succeed.

And then one other thing that's done to temporarily reduce the discount is often a very significant tender offer. The fund actually did that more than a decade ago, or actually in 2009 I believe it was initiated. And at the time a third of the assets were shrunk, so to speak. A third of the shares were tendered back and there was also share buy back. The fund shrunk from, I don't have the exact numbers in front of you but me, but about 850 plus million to at the low in 2018. It was 175 million and part of that was the tender offer, but then the protracted bear market afterwards, which is of course always a possibility in the space. A key difference back then was that the portfolio was very liquid and it was much larger, so it was at least possible to do.

Now the fund is smaller. We were able to grow when we took over management, the fund was around just under 200 million and we have grown it to 380 million and that's nice. So that gives us some breathing space, but of course we always have to worry that there might be a bear market down the road. The board has to think about that as well in doing action. But much more importantly, the illiquid assets are a significant consideration here. Of course, you can always quote, unquote sell something. The question is at what price and whether that is actually what is in the interest of all shareholders. If the market knows that we are big sellers in the market, we expect that there would be significant pressure on these securities. It's very different if you sell something. We've been able to sell securities, even the illiquid ones because we do it between public filings and then we can do this in a shadow environment.

We have seen one of the open-end funds had a change in manager last year and we shared some of the holdings that were in there. The new manager want to change the portfolio. Those securities were under pressure for several weeks, significant pressure. And then of course, even whatever you do, you can't capture the full discount. And so we think that's a very, very treacherous path to go on. We think if Saba were to prevail, that they would look at the options that are historically done and what would happen in the end is liquidation because they say, okay, with liquidation we can achieve the NAV. Well, even then it's a protracted liquidation process, if one were to go down that road potentially with pressure on these securities and then maybe even in kind redemptions for some of the investors, for some of the securities.

What we believe is that of course investors should be decided, but it should be all investors. And anybody who is on this call who is a shareholder, we urge you to vote the white card, whatever card you're voting last is the one that will count. So don't vote on the Saba card even against Saba. Vote for us on our card and we're pretty confident that we will win, but it matters by what margin. We need to send Saba a clear signal that shareholders are supporting the current board, the current strategy. That might induce them to look for other targets. So I'll talk to you for a long time, but let me maybe send it here to Darshan again.

James Holman:

Hey Axel, maybe the other thing is you have to, maybe you didn't mention the 20% constraint on US assets as well.

Axel Merk:

Well, thank you. Yes. So we have what's called because we are Bermuda-based have what's called an exemptive order to be able to trade like a closed-end fund in the US, and it comes with a whole bunch of strings attached. One of the things that makes it more expensive to manage this fund, because you always need to make sure you need to comply with these things. A new board needs to learn that and probably spend substantial amounts on lawyers to get up to speed on these things and might make mistakes. But what Jamie is alluding to is that one of the requirements that's unique to us is that 20% of the assets must be custodied in the US. Now it turns out that it is the large companies that tend to be custodied in the US and so if one were to have a tender offer, well sure you can sell the liquid stuff in the US, but then if you pay it out, that doesn't work, right, because you're going to fall below that 20% threshold.

So you have to liquidate a disproportionate amount of the illiquid securities in any tender offer. So there are all these little quirks that ASA has that would've been so helpful had Saba engaged in a discussion, a meaningful discussion so we can explain what it is that we can and cannot do and come up with some constructive idea. We continue to be willing to talk with Saba. Unfortunately, it appears to us that Saba is interested in gaining control. Historically, Saba has increasingly sought to become the manager of ASA. Of no, no, of the closed-end funds that they've taken over. They mention it in their proxy statement as a possibility. They don't mention it as the primary goal. If they were to do that, obviously they're not mining managers. So they may come back to shareholders and say, hey, let's have this be a fixed income fund. In theory, maybe that might work.

Two problems with that is, the one is that I don't think most shareholders want that. The other problem is that there are far less expensive ways to manage a fixed income product than with having the overhead of a Bermuda based closed-end fund. And so again, that's why we think that if Saba gains control of this vehicle, the ultimate solution, even if it's not the primary goal, would be that ASA gets liquidated. And our view is that if that's what investors want, that the current board is best suited to execute that. That said, we haven't received that as feedback from our investors. And so we are motivated and excited to manage this fund in the long run. Might want to add, many of you know that, that have looked at the filings. I'm now one of the largest individual shareholders in ASA. I made some significant purchases in particular late last year, but I certainly believe in the long-term potential here of ASA. Jamie or Peter, any other comments on this?

James Holman:

No, I think you nailed it.

Peter Maletis:

Yep.

Axel Merk:

All right, then Darshan back to you. I think we're running over the hour, but if there's some questions you want to still put in, go ahead.

Darshan Bhavsar:

Yeah. So how much in legal fees is ASA spending to defend the poison bill?

Axel Merk:

Yes, that's an excellent question. Cost is a concern, and indeed, I believe a lot of the costs could have been avoided, had Saba constructively engaged, and we could have worked out something with them or explained to them why what they historically don't do. By the way, one thing I didn't mention earlier is you see it in recent weeks. The volatility in ASA is such that in a good environment you can gain 10, 15% or whatever the upside is on a potential discount by just waiting a week because the share price can move that much and you don't destroy the entire entity as part of the process. So with that out of the way, Saba has gone to court about a rights offering that we have put in place. Because Saba sued us, the fund does have insurance. There's $100,000 retainer on that insurance that the fund has to pay, but the litigation costs will be borne by external insurance.

Now that doesn't mean that this entire ordeal is inexpensive. It's quite the opposite. A proxy fight is expensive, and again, this proxy fight in my assessment at least could have been avoided. And we believe that it is our responsibility to listen to all the shareholders and that's the big reason why we're going to shareholders, to get their input. And we encourage anybody to reach out to us directly with questions or thoughts and comments. I've tried to make myself available no matter whether somebody owns one share or several million shares. And just looking at the attendee list, I see people on both ends of that spectrum. And so we really try hard to talk with people. So if you have any follow up questions after this webinar or when you listen to a replay, please feel free to reach out.

Darshan Bhavsar:

Yeah, we can do one more. So will miners play catch up with gold as gold is making new highs as miners seem to be oversold compared to the underlying asset?

Axel Merk:

Jamie, you want to take that? Otherwise, I'll be glad to.

James Holman:

Yeah. I actually, my end of it was a little bit broken up.

Axel Merk:

All right, so why whether the juniors in particular will catch up and the gold versus mining dynamics. Maybe I'll pass it first to Peter to talk about,-

James Holman:

I can make a comment on that a little bit.

Axel Merk:

Okay. Yeah. But one thing you might want to touch on is without giving investment advice on someone like Newmont, what the dynamics are there and how do you think the money might flow?

James Holman:

Yeah. Yeah, one thing is I think that the mining investor in general is a little skittish around the sector. And if you look back to 2020 when we had a very strong run in the gold price and the underlying equities had a great boom, what they were met with was that the mining companies margins did not expand with the gold price. And just as every other industry and every other person experienced around the globe, there was a huge inflationary event. And there was also the constraints around Covid that it diminished their profitability. And so as fast as they went up, they came down after that and I think a lot of people were burned. And I think that going to this next cycle, that people are reticent to buy into the equities as they're concerned about this margin expansion capabilities of the miners.

But I think that in this environment we're better set up and we're better set up because I think that inflation within the industry is better contained and that the miners have done a better job at putting in processes to manage that. And you will see margin expansion as the gold price goes up because I mean, the free cashflow yields that we see around the sector now, if you're looking at spot pricing, looking out to 24 and 25 are really quite significant. And I think that if those cash flows materialize, that you will see these stock prices go higher. I'll let Peter add onto that.

Peter Maletis:

Yeah, I don't have a lot to add. I mean, I agree with you. I think we've seen the historic relationship between the large caps and the gold price initially, and we've starting to see the smaller names creating the torque that we usually expect and we've seen as recently as 2020. I think as the investors become more comfortable with the gold price appreciation and stability, they will start looking down market cap.

Axel Merk:

The only thing to add to that is maybe it's, I think it's actually nice that the speculators are not quite as much piling into it as much. It makes it a tad more sustainable, at least my view. Let me just add one thing to the cost side of things. We did issue a press release recently that the adviser that's us, Merk Investments, we extended a fee waiver that we have in place. We added a fee waiver in place that to date or through the end of March has saved investors about $155,000. We added another five basis points of fee waiver between assets of 100 and 300 million for a year. So that's another $100,000 in fee waiver that we are kind of adding there.

Context is of course the adviser ultimately is a beneficiary when should ASA with the current board prevail. At the same time, there's a limit of how much we contribute on our side without substantially cutting on the expense side, which would potentially impact the management of the fund. And of course the fund itself does benefit as well, we believe. And in some ways, of course the industry as a whole benefits as well on the sort of things that we're taking. And maybe we should start a GoFundMe page for the industry to chip in here. But with that Darshan, any further questions or do you want to wrap it up?

Darshan Bhavsar:

No, we can wrap it up now in case you have anything else to add.

Axel Merk:

Yeah. All right. Well then I thank everybody again. Thanks everybody for your interest in this topic in the mining space. And by all means, please reach out and looking forward to continuing the dialogue with everybody.